UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LEAP WIRELESS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

Pentwater Capital Management, LP

Pentwater Growth Fund Ltd.

Pentwater Equity Opportunities Master Fund, Ltd.

Oceana Master Fund, Ltd.

LMA SPC for and behalf of MAP 98 Segregated Portfolio

Matthew C. Halbower

Robert E. Switz

Richard R. Roscitt
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pentwater Capital Management, LP (“Pentwater LP”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of Leap Wireless International, Inc. (the “2011 Annual Meeting”).  Pentwater LP has not yet filed a proxy statement with the SEC with regard to the 2011 Annual Meeting.  On March 10, 2011, Pentwater LP issued the following release:

Pentwater Capital Management Submits Letter to Board of Directors of Leap Wireless

CHICAGO—(BUSINESS WIRE)—Pentwater Capital Management today submitted a letter to the Board of Directors of Leap Wireless.

Full text of the letter can be found below.

March 10, 2011

The Board of Directors
Leap Wireless International, Inc.
5887 Copley Drive
San Diego, CA 92111

Dear Members of the Board of Directors,

Pentwater Capital Management is the fifth largest institutional shareholder of Leap Wireless, owning just under 5% of the shares outstanding.  We are writing to you to inform you of our decision to nominate three directors for the upcoming annual meeting of shareholders.  Pentwater believes that Leap’s share price is significantly undervalued and that the addition of three new independent board members will both enhance shareholder representation on Leap’s board and better align the Board with the interests of Leap’s shareholders.

Over the last several years, we have watched Leap engage in a series of mistakes and missteps that have resulted in the destruction of shareholder value.  Beginning in 2007, Leap made the incorrect decision to turn away MetroPCS’s proposal to merge with Leap and pay each Leap shareholder 2.75 shares of MetroPCS.   At the time, MetroPCS estimated that $2.5 billion of synergies could be realized from the combination.  In addition, the combined company would have had a national footprint encompassing the top 20 metropolitan areas in the U.S.  Had Leap’s Board of Directors agreed to the combination and had even half of the synergies been realized, we believe that Leap’s stock would be trading 280% higher than its market value today rather than down more than 80% from the time of MetroPCS’s offer in 2007.

In addition to the poor strategic decisions made by the Board, Leap has made many incorrect operational decisions that have led to a destruction of shareholder value.  Beginning in 2008, Leap decided to emphasize Cricket Broadband service plans to cover all of its markets and spent heavily to do so.  This was done despite warnings that the high network utilization from such customers would actually produce negative free cash flow.  In 2008 and 2009 Leap added 465,800 Broadband subscribers.  In 2010, Leap realized its faulty strategy and began to deemphasize broadband usage on its network, losing 115,000 Broadband subscribers in the last three quarters of 2010.

In 2010, Leap continued its missteps in several ways.  First, Leap failed to adopt a simplified all-in pricing model of the type that was being adopted by its competitors in late 2009 and early 2010.  Having realized its error, Leap finally adopted a new model in August 2010.  Second, Leap mismanaged its handset inventory so consumers did not have the ability to purchase desirable handsets at Leap retail outlets.  These operational and strategic errors resulted in Leap having a net loss of 245,000 voice subscribers in the second and third quarters of 2010 while MetroPCS added 526,258 subscribers and Sprint/Boost added 644,000 retail pre-paid subscribers over that same period of time.

In addition, Leap has mismanaged its cost structure relative to its competitors.  Leap’s SG&A costs as a percentage of its service revenue have averaged 33.7% over the past four years.  In contrast, MetroPCS’s SG&A costs as a percentage of its service revenue have averaged 17.9% over the same period of time.  Leap had 4,362 full-time employees and 5.5 million subscribers as of December 31, 2010.  MetroPCS had substantially more subscribers (8.2 million) with substantially fewer employees (3,600 employees) as of the same date.  Improving Leap’s bloated cost structure would result in substantial improvement in shareholder value.  To illustrate, if Leap were given the same multiple as MetroPCS on an EV/subscriber basis or EV/service revenue basis, Leap’s shares would trade for more than $34 per share, or 170% more than the current market value.

Finally, we believe that the Board’s decision in September of last year to implement a poison pill to limit individual shareholder ownership to less than 5% of Leap’s outstanding shares entrenches management and stifles shareholder voice.  We believe that one of the reasons that the poison pill was put in place was to entrench the positions of the current Board of Directors, thereby limiting their accountability to shareholders.  This, combined with the Chairman’s control of 19.85% of Leap’s shares outstanding, creates a structure that minimizes shareholder representation and largely insulates the Board from constructive shareholder critique.

Pentwater’s nominees include two former CEOs of multi-billion dollar telecommunications companies as well as the CEO of Pentwater Capital.  We believe our nominees can work with the existing Board to unlock substantial shareholder value at Leap and help erase some of the 80% loss in share value that shareholders have had to endure since 2007.

Regards,

Pentwater Capital Management

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Pentwater Capital Management, LP (“Pentwater LP”), an investment management firm based in Chicago, together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of Leap Wireless International, Inc. (“Leap”).

Pentwater LP strongly advises all stockholders of Leap to read the proxy statement when it is available because it will contain important information.  The proxy statement will be available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Participants in the solicitation will provide copies of the proxy statement without charge upon request.  Requests for copies should be directed to the Participants’ proxy solicitor, MacKenzie Partners, Inc., toll-free at 800-322-2885 or collect at 212-929-5500 or via email at leap@mackenziepartners.com.

The Participants in the proxy solicitation are anticipated to be Pentwater LP, Pentwater Growth Fund Ltd. (“Pentwater Growth”), Pentwater Equity Opportunities Master Fund, Ltd. (“Pentwater Equity”), Oceana Master Fund, Ltd. (“Oceana”), LMA SPC for and behalf of MAP 98 Segregated Portfolio (“MAP”), Matthew C. Halbower, Robert E. Switz and Richard R. Roscitt (collectively, the “Participants”).

Beneficial Ownership of Leap Common Stock by Participants

The following table provides information with respect to any record and/or beneficial ownership of Leap common stock by each of the Participants as of the date hereof.  Except as set forth below, none of the Participants and, to Pentwater LP’s knowledge, no associate of any Participant is the owner beneficially or of record of any shares of Leap common stock.  The only shares of Leap common stock held of record by any of the Participants are 10 shares held of record by Pentwater LP and 100 shares held of record by Pentwater Equity.

The shares of Leap common stock owned by the Funds (as defined below) are held primarily in margin accounts maintained with brokers, which may extend margin credit as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the brokers’ credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.  The Funds’ collective indebtedness in their margin accounts associated with their investments in Leap securities was approximately $38,490,661.25 as of March 10, 2011.

Name and Address(1) of Participants	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Pentwater Capital Management, LP(3)	3,777,781	4.803%
Pentwater Growth Fund Ltd.(4)	615,742	0.783%
Pentwater Equity Opportunities Master Fund, Ltd.(4)	1,815,211	2.308%
Oceana Master Fund, Ltd.(4)	985,212	1.253%
LMA SPC for and behalf of MAP 98 Segregated Portfolio(4)	361,606	0.460%
Matthew C. Halbower(5)	3,777,781	4.803%
Robert E. Switz	—	—
Richard R. Roscitt	—	—

(1)                                 Each of the Participants has an address in care of Pentwater LP’s principal office at 227 W. Monroe, Suite 4000, Chicago, Illinois 60606.

(2)                                 The percentage ownership information set forth below is based on the 78,653,765 shares of Leap common stock outstanding as of February 18, 2011, as disclosed in Leap’s annual report on Form 10-K for the year ended December 31, 2010.

(3)                                Pentwater LP — as the investment manager having voting and dispositive power over the shares of Leap common stock deemed directly beneficially owned by Pentwater Growth, Pentwater Equity, Oceana, and MAP (collectively, the “Funds”) — may be deemed to share the beneficial ownership of those shares.  Pentwater LP disclaims any ownership of the shares owned by any other Participant.

(4)                                 By virtue of the relationships described in footnotes (3) and (5), each of the Funds may be deemed to share beneficial ownership of the shares of Leap common stock directly beneficially owned by each of the Funds.  Each of the Funds disclaims any ownership of the shares of Leap common stock owned by the other Funds.

(5)                                 Mr. Halbower, as (a) the chief executive officer of Halbower Holdings, Inc., the general partner of Pentwater LP, and (b) the chief executive officer and the majority equity holder of Pentwater LP, the investment manager having voting and dispositive power over the shares of Leap common stock deemed directly beneficially owned by the Funds, may be deemed to share the beneficial ownership of those shares.  Mr. Halbower disclaims any ownership of the shares owned by any other Participant.

Contacts

Pentwater Capital Management

David Zirin, 312-589-6400